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                                                                      EXHIBIT 21


                            LISTING OF SUBSIDIARIES

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

 Name                                Jurisdiction of Incorporation
- --------------------------------------------------------------------------------
 Concord Savings Bank                New Hampshire

 Bancredit Corporation               New Hampshire

 CB Mortgage Corp.                   New Hampshire

 Centerpoint Bank                    New Hampshire

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